UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Dated February 5, 2004

of

AGCO CORPORATION

A Delaware Corporation
IRS Employer Identification No. 58-1960019
SEC File Number 1-12930

4205 River Green Parkway
Duluth, GA 30096
(770) 813-9200

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits

99.1 Press release of AGCO Corporation issued February 5, 2004 (furnished for purposes of Item 12).

Item 12.     Results of Operations and Financial Condition.

      The information contained in this 8-K, including in Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference into any filing of AGCO Corporation (the “Company”) under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

      On February 5, 2004, the Company issued a press release reporting its financial results for the fourth quarter and year ended December 31, 2003. A copy of the press release is hereby attached as Exhibit 99.1 and incorporated herein by reference. The Company will include final statements and additional analyses for the year ended December 31, 2003, as part of its Annual Report on Form 10-K covering that period.

      The Company has included in this press release operating income, net income and earnings per share amounts that have been adjusted to exclude restructuring and other infrequent expenses, restricted stock compensation, a non-cash deferred tax adjustment and a cumulative effect of an accounting change. Such measures are not measures of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered as alternatives to operating income, net income and earnings per share as computed under GAAP for the applicable period. The Company considers operating income, net income and earnings per share to be the most comparable GAAP measures and has presented reconciling information in the press release. Restructuring and other infrequent expenses occur regularly in the Company’s business, but vary in size and frequency. Restricted stock compensation also varies widely in amount and frequency based upon the timing of grants and the performance of the Company’s stock. While the particular accounting change and tax adjustment that have been excluded are unlikely to recur, other changes or adjustments of their nature may occur in the future. The Company believes that the adjusted amounts provide investors useful information because the expenses that are excluded relate to events that resulted in a significant impact during the quarters or the year ended and will recur only in varied amounts and with unpredictable frequency. Management uses these amounts to compare performance to budget.

SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGCO Corporation

	By:	/s/ Andrew H. Beck Andrew H. Beck Senior Vice President and Chief Financial Officer

Dated: February 5, 2004

Exhibit Index

Exhibit No.	Description

99.1	Press Release of AGCO Corporation issued February 5, 2004.